Exhibit F

Mangrove Partners Announces Intention to Withhold Votes for TransAlta Special Committee Members at Upcoming Annual Meeting

NEW YORK – April 11, 2019 – Mangrove Partners (“Mangrove”), who together with Bluescape Energy Partners is one of the largest shareholders of TransAlta Corporation (“TransAlta” or the “Company”) (TSX:TA) (NYSE:TAC) with aggregate ownership of 10.1% of the Company’s outstanding shares, today announced that it intends to withhold its votes at the upcoming 2019 annual and special meeting of shareholders (the “2019 ASM”) for Gordon Giffin, Alan Fohrer and Beverlee Park, the three members of TransAlta’s Special Committee of the Board who reviewed, evaluated and unanimously recommended the proposed $750 million transaction (the “Brookfield Transaction”) between the Company and Brookfield BRP Holdings (Canada) Inc. (“Brookfield”).

Mangrove also indicated that it remains eligible to put forward its previously submitted nominees for election as directors at the 2019 ASM and may choose to do so prior to the meeting.

Nathaniel August, President and Portfolio Manager at Mangrove Partners, said, “Regardless of its ultimate merits, the Brookfield Transaction appears to have been conceived and rushed to the finish line in response to shareholder dissatisfaction and a threat to the Board’s control, based on the limited information TransAlta has provided.  Under such conditions, TransAlta’s ability to get the best terms for its crown jewel hydro assets was deeply compromised.  Adding to shareholders’ concern, the Board has failed to provide shareholders adequate disclosure regarding what alternative transactions, if any, they explored, why they did not obtain a fairness opinion, or why they rushed to announce an agreement – with key provisions not yet finalized – on the same day as the deadline for director nominations.

Mr. August continued, “It’s particularly troubling that the Board negotiated a deal that ties the Brookfield Transaction to the reelection of management’s nominees at the upcoming annual meeting and includes provisions that protect management and the Board through to the 2022 annual shareholders meeting.  Until TransAlta chooses, or is compelled, to disentangle the Brookfield Transaction from the election of directors and provide the information shareholders need to make an informed decision, we intend to withhold our votes for the three members of the Special Committee who unanimously recommended this coercive transaction.”

As previously announced, Mangrove has applied for a joint hearing with the Alberta Securities Commission (“ASC”) and the Ontario Securities Commission (“OSC”) in relation to 2019 ASM and the Brookfield Transaction.  Mangrove seeks orders conditioning the Brookfield Transaction on a vote of TransAlta shareholders not having an interest in the Brookfield Transaction (the “Shareholder Vote”).  Such a vote would exclude Brookfield and any other shareholder with a material interest in the Brookfield Transaction.  Mangrove has also requested that the ASC and OSC require TransAlta to provide shareholders with full and accurate disclosures related to the Brookfield Transaction, as well as analysis of the implication of these disclosures for purposes of the Shareholder Vote.

Mangrove believes that by requiring a separate shareholder vote on the transaction, with appropriate disclosure for shareholders to make a fully informed decision, TransAlta and its shareholders will have a clear opportunity to consider the potential for superior alternatives and to reject the Brookfield Transaction if any should emerge.  In addition, a separate vote will eliminate the coercion that TransAlta shareholders currently face at the 2019 ASM.

About Mangrove Partners

Mangrove Partners is a value-oriented investment manager founded in 2010. Mangrove’s investment objective is to organically compound net worth while minimizing the chances of a permanent loss of capital.

Contacts

Media:
Gagnier Communications
Dan Gagnier / Jeffrey Mathews
1 (646) 569-5897
TAshareholders@gagnierfc.com

Forward-Looking Statements

Certain statements and information contained herein constitute “forward-looking information” and/or “forward-looking statements” within the meaning of applicable securities laws (collectively, the “forward-looking statements”).  All statements and information, other than statements of historical fact, included herein are forward-looking statements. Forward-looking statements can be identified by the use of words such as “may”, “would”, “could”, “should”, “potential”, “will”, “seek”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe”, “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur or, even if they do occur, will result in the performance, events or results expected. We caution readers not to place undue reliance on forward-looking statements contained herein, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual performance, events or results to differ materially from those expressed or implied by such forward-looking statements. These factors include: changes in TransAlta’s strategies, plans or prospects; general economic, industry, business, regulatory and market conditions;  actions of TransAlta and its subsidiaries or competitors; conditions in the energy industry; risks relating to government regulation and changes thereto; the state of the economy including general economic conditions globally and economic conditions in the jurisdictions in which TransAlta operates; the unpredictability and volatility of TransAlta’s share price; the interest of third parties in potential transactions with TransAlta that would be alternatives to the Brookfield investment; changes in commodity prices and tax rates and government regulation of carbon emissions; and currency fluctuations;. These factors should not be construed as exhaustive. Shareholders are cautioned that all forward-looking statements involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of TransAlta and certain members of TransAlta’s industry and other noted peer groups with applicable securities regulators, copies of which are available on SEDAR at www.sedar.com or on the Electronic Data Gathering, Analysis, and Retrieval at www.sec.gov. We urge you to carefully consider those risks and uncertainties. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. Mangrove and Bluescape do not assume responsibility for the accuracy or completeness of the forward-looking statements. The forward-looking statements included herein are made as of the date of press release and Mangrove and Bluescape undertake no obligation to publicly update or revise such forward-looking statements, except as required by applicable law.